Exhibit 5.1

December 29, 2020

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

I am the General Counsel of CytoDyn Inc. (the “Company”), a Delaware corporation, and as such have acted as counsel to the Company in connection with this Registration Statement on Form S-3 (File No. 333-251522), as amended (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholder identified therein of up to 2,205,882 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). Such Shares were issued to selling stockholder in connection with an exchange of an outstanding secured convertible promissory note held by the selling stockholder with a principal balance of $7,500,000 at a price per share of $3.40, pursuant to an Exchange Agreement dated December 18, 2020.

In connection with rendering this opinion, I have examined the Amended and Restated Certificate of Incorporation and the Amended Restated Bylaws of the Company and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and I have made such inquiries of such officers and representatives, as I have deemed necessary or appropriate for the purposes of this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares issued in accordance with the terms of the Exchange Agreement are duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, CYTODYN INC.

/s/ Arian Colachis
Arian Colachis VP, General Counsel and Corporate Secretary

CytoDyn Inc. 1111 Main Street, Suite 660, Vancouver, Washington 98660 T 360.980.8524 F 360.799.5954